PLS CPA, A Professional Corp.

t 4725 Mercury St. #210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@plscpas.com t

___________________________________________________________________________

July 27, 2011

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of Selga Inc. Form 8-K dated July 22, 2011, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

PLS CPA, A Professional Corp

By /s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board